a

NEWS RELEASE

FOR FURTHER INFORMATION:

GREGORY K. CLEVELAND

TELEPHONE: (612) 305-2261

TRACY SCOTT

TELEPHONE: (701) 250-3040

WEBSITE: www.bnccorp.com

BNCCORP REPORTS SUBSTANTIAL INCREASE IN EARNINGS

FOR 2005 THIRD QUARTER

Highlights

•	Loans held for sale increased 92.6% to $115.9 million from December 31, 2004
•	Deposits increased 23.1% to $560.6 million from December 31, 2004
•	Common stockholders equity increased by $5.8 million through a private placement offering of 575,000 shares of common stock

BISMARCK, ND, October 25, 2005 – BNCCORP, Inc. (Nasdaq: BNCC), which operates banking, insurance and asset management businesses in Arizona, Minnesota, North Dakota, Utah and Colorado, today reported net income of $751,000, or $0.25 per share on a diluted basis, for the third quarter ended September 30, 2005. For the same quarter of 2004, the Company reported net income of $123,000, or $0.04 per diluted share.

For the first nine months of 2005, BNCCORP reported net income of $3.4 million, or $1.10 per diluted share, a 30.6% increase from net income of $2.6 million, or $0.89 per diluted share, reported in the same period of 2004.

Results for the 2004 periods included a salary and benefits expense of $688,000 related to the termination of the employment of a former officer of the Company’s insurance subsidiary. Excluding this expense, net income for the third quarter and nine months ended September 30, 2004 would have been $567,000 or $0.19 per diluted share, and $3.0 million, or $1.05 per diluted share, respectively.

“Our earnings for the third quarter of 2005 increased by $628,000 over the same period in 2004, with most of our diverse business lines contributing to this strong financial performance,” noted Gregory K. Cleveland, BNCCORP’s President and Chief Executive Officer. “In particular, we enjoyed solid volume in our commercial real estate loans and special residential mortgage financing loan program, a sharp increase in trust assets under administration, and a healthy rise in deposit balances. Furthermore, we strengthened the Company’s capital base with the issuance of $5.8 million in common stock through a private placement.”

Third Quarter Review

Net interest income for the third quarter of 2005 was $4.5 million, up 16.0% from $3.9 million in the same period of 2004. The primary factors causing this increase were a 193.3% increase in loans held for sale and widening of the net interest margin to 2.75% for the quarter ended September 30, 2005, from 2.72% for the same period in 2004.The increase in short-term interest rates led to an increased yield on variable rate loans while core deposit costs have not been as sensitive to the movement in market interest rates.

Noninterest income was $5.7 million for the 2005 third quarter, compared to $5.6 million for the year-ago period. Insurance income of $4.3 million, generated by the Company’s insurance subsidiary, BNC Insurance Services, Inc., was the largest contributor to noninterest income and was virtually unchanged from last year. Loan fees in the 2005 third quarter increased to $748,000, up 64.4% over the same period in 2004 as a result of commercial real estate transactions generated by the Minneapolis and Phoenix offices and the increased volume of loans through the Company’s special residential mortgage financing program. An increase in trust assets under administration and a non-recurring ESOP transaction trustee fee were the key factors in the 35.0% increase in Trust and Financial Services income. Brokerage income also increased while other noninterest income and net gain on sale of securities decreased. Noninterest income represented 56.1% of revenues for the recent quarter, versus 59.2% a year ago.

Noninterest expense for the third quarter of 2005 was $9.1 million, compared with $9.4 million in the same quarter of 2004. Noninterest expense for the third quarter of 2004 would have been $8.7 million after excluding the $688,000 termination expense previously mentioned. The 5.2% increase excluding this expense resulted from higher legal, insurance and occupancy costs.

Nine Months Review

Net interest income was $13.0 million for the first nine months of 2005, rising 9.8% from $11.8 million in the year-ago period. Most of this increase is attributable to the 10.3% rise in loan volume, as the net interest margin decreased from 2.85% for the same period in 2004 to 2.79% for the first nine months of 2005. Net interest margin for the 2004 period would have been 2.76% without the recovery of cash basis interest income of approximately $408,000 and derivative contract-related transaction during the period totaling ($53,000).

Noninterest income increased to $19.4 million for the first nine months of 2005, up 10.0% from $17.7 million in the same period of 2004. The increase reflected a 10.6% increase in insurance income generated by BNC Insurance Services from $13.3 million to $14.7 million as well as an 84.6% increase in loan fees from $1.4 million to $2.5 million. Noninterest income represented 60.0% of revenues for the recent period, compared with 59.9% for the same 2004 period.

Noninterest expense for the first nine months of 2005 was $27.4 million, compared to $25.9 million in the same year-ago period. Noninterest expense for the same period of 2004 would have been $25.2 million after excluding the $688,000 termination expense previously mentioned. The increase was attributed to higher staffing and occupancy expenses due to the banking, insurance and asset management expansions, increased legal and insurance costs.

Investments, Loan and Deposit Balances

Total assets were $748.6 million at September 30, 2005, rising from $673.7 million at December 31, 2004. Total loans held for investment at September 30, 2005, were $312.9 million, compared with $293.8 million at December 31, 2004. The primary source of this increase is the result of increased commercial real estate loans. Loans held for sale increased 92.6% to $115.9 million at September 30, 2005 from $60.2 million at December 31, 2004, due to higher loan volume generated by the mortgage banking firm participating in our special residential mortgage financing program. Investment securities available for sale were $224.0 million at September 30, 2005, compared with $235.9 million at December 31, 2004.

Total deposits increased 23.1% to $560.6 million at September 30, 2005 from $455.3 million at December 31, 2004. The sources of these increased deposits included insurance clients in the Phoenix office, substantial increases from existing bank customers and active marketing efforts at all locations to attract new customers.

Equity and Debt

Total common stockholders’ equity for BNCCORP increased 19.8% to $51.0 million at September 30, 2005, from $42.6 million at December 31, 2004. A significant portion of this increase resulted from the issuance of 575,000 shares of common stock through a private placement offering completed on September 21, 2005.

This offering helped to increase the tangible book value per common share to $6.31, at September 30, 2005, from $4.42, at December 31, 2004, while book value per common share decreased slightly to $14.61, at September 30, 2005, from $14.77 at December 31, 2004. Net Income for the nine month period ended September 30, 2005 also increased these ratios.

A principal payment of $5.5 million on a note outstanding with the Bank of North Dakota was made on October 11, 2005 from the net proceeds of the stock offering. This reduced the balance of this note to $3.9 million from $9.4 million.

The Company’s tier 1 leverage ratio was 5.79%, tier 1 risk-based capital ratio was 8.08% and total risk-based capital ratio was 9.72% at September 30, 2005. These same ratios were 4.51%, 6.35% and 8.85% respectively at December 31, 2004.

Asset Quality

There was no provision for credit losses for the third quarter and $250,000 for the nine months ended September 30, 2005, compared to no provisions for both the three- and nine-month periods ended September 30, 2004. The ratio of total nonperforming assets to total assets improved to 0.02% at September 30, 2005, compared with 0.08% at December 31, 2004, and 0.13% at September 30, 2004. The improvement in asset quality ratios in the 2005 period was primarily due to a decrease in nonperforming loans, which declined to $173,000 from $549,000 during the nine-month period ended September 30, 2005, due to a combination of payments, recoveries and charge-offs.

Outlook

Mr. Cleveland noted, “We believe that our successful efforts to grow our loan balances, deposits and trust assets under administration will provide the basis for continued strong financial performance during the remainder of 2005. Looking toward the future, the increase in our capital base due to the recent private placement will support our ongoing initiatives to enhance our earnings capacity and shareholder value through further growth in our banking, asset management and insurance businesses.

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing a broad range of financial products and superior customer service to businesses and consumers in its local communities. The Company operates 27 locations in Arizona, Minnesota, North Dakota, Utah and Colorado through its subsidiary, BNC National Bank, and the Bank’s subsidiaries BNC Insurance Services, Inc. and BNC Asset Management, Inc. The Company offers a variety of traditional and nontraditional financial products and services in order to meet the financial needs of its current customer base, establish new relationships in the markets it serves, and expand its business opportunities.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

(Financial tables attached)

# # #

BNCCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS
	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except per share data)	2005	2004	2005	2004
SELECTED INCOME STATEMENT DATA	(unaudited)		(unaudited)
Interest income	$ 9,748	$ 7,376	$ 27,069	$ 22,189
Interest expense	5,272	3,518	14,107	10,386
Net interest income	4,476	3,858	12,962	11,803
Provision for credit losses	--	--	250	--
Noninterest income	5,712	5,598	19,420	17,660
Noninterest expense	9,132	9,367	27,439	25,917
Income before income taxes	1,056	89	4,693	3,546
Income tax provision	305	(34)	1,243	904
Net income	$ 751	$ 123	$ 3,450	$ 2,642
Dividends on preferred stock	$ --	$ (5)	$ (29)	$ (65)
Net income available to common stockholders	$ 751	$ 118	$ 3,421	$ 2,577

EARNINGS PER SHARE DATA

BASIC EARNINGS PER COMMON SHARE
Basic earnings per common share	$ 0.26	$ 0.04	$ 1.12	$ 0.92
DILUTED EARNINGS PER COMMON SHARE
Diluted earnings per common share	$ 0.25	$ 0.04	$ 1.10	$ 0.89

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands, except share, per share and full time equivalent data)	September 30, 2005	December 31, 2004	September 30, 2004
	(unaudited)		(unaudited)
SELECTED BALANCE SHEET DATA
Total assets	$ 748,635	$ 673,710	$ 644,987
Investment securities available for sale	224,045	235,916	236,318
Loans held for sale	115,923	60,197	39,520
Total loans held for investment	312,944	293,814	283,554
Allowance for credit losses	(3,212)	(3,335)	(3,424)
Goodwill	21,839	21,779	21,834
Other intangible assets, net	7,140	8,075	8,403
Total deposits	560,635	455,343	426,434
Long term borrowings	9,366	10,079	10,095
Trust assets under administration	173,674	74,300	74,354
Notation:
Unrealized gains (losses) in investment portfolio, pretax	$ (1,764)	$ 106	$ 1,300
Total common stockholders’ equity	51,034	$ 42,596	$ 42,239
Book value per common share	14.61	$ 14.77	$ 14.82
Tangible book value per common share	6.31	$ 4.42	$ 4.21
Effect of net unrealized gains on securities available for sale, net of tax, on book value per common share	$ (0.31)	$ 0.02	$ 0.28
Full time equivalents	305	323	331
Common shares outstanding	3,493,972	2,884,876	2,849,605

CAPITAL RATIOS
Tier 1 leverage	5.79%	4.51%	4.43%
Tier 1 risk-based capital	8.08%	6.35%	6.33%
Total risk-based capital	9.72%	8.85%	8.98%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(In thousands)	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
AVERAGE BALANCES
Total assets	$ 729,128	$641,284	$704,740	$ 627,668
Loans	395,507	297,466	380,110	277,854
Earning assets	644,969	564,340	621,849	553,878
Deposits	534,036	417,972	488,296	402,636
Common stockholders’ equity	45,947	41,013	44,480	40,878
KEY RATIOS
Return on average common stockholders’ equity	6.49%	1.14%	10.28%	8.42%
Return on average assets	0.41%	0.08%	0.65%	0.56%
Net interest margin	2.75%	2.72%	2.79%	2.85%
Net interest margin adjusted for cash basis interest income charged off/recovered and impact of derivatives adjustments	2.75%	2.74%	2.79%	2.76%
Efficiency ratio	89.63%	99.06%	84.73%	87.96%
Noninterest income as a percent of revenues	56.06%	59.20%	59.97%	59.94%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
	September 30,	December 31,	September 30,
(In thousands)	2005	2004	2004
ASSET QUALITY	(unaudited)		(unaudited)
Loans 90 days or more delinquent and still accruing interest	$ --	$ 25	$ 27
Nonaccrual loans	173	524	837
Restructured loans	--	--	--
Total nonperforming loans	173	549	864
Other real estate owned and repossessed assets	--	--	--
Total nonperforming assets	$ 173	$ 549	$ 864
Allowance for credit losses	$ 3,212	$ 3,335	$ 3,424
Ratio of total nonperforming loans to total loans	0.06%	0.19%	0.27%
Ratio of total nonperforming assets to total assets	0.02%	0.08%	0.13%
Ratio of allowance for credit losses to total loans	1.03%	1.14%	1.06%
Ratio of allowance for credit losses to total nonperforming loans	1857%	607%	396%

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Changes in Allowance for Credit Losses:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Balance, beginning of period	$ 3,538	$ 3,443	$ 3,335	$ 4,763
Provision charged to operations expense	--	--	250	--
Loans charged off	(358)	(23)	(555)	(1,596)
Loan recoveries	32	4	182	257
Balance, end of period	$ 3,212	$ 3,424	$ 3,212	$ 3,424

Ratio of net charge-offs to average total loans held for investment	(0.10)%	(0.01)%	(0.12)%	(0.48)%
Ratio of net charge-offs to average total loans held for investment, annualized	(0.39)%	(0.03)%	(0.16)%	(0.64)%

BNCCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except share data)	2005	2004	2005	2004

ANALYSIS OF NONINTEREST INCOME	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Insurance income	$ 4,262	$ 4,312	$ 14,699	$ 13,296
Fees on loans	748	455	2,529	1,370
Service charges	212	214	607	635
Trust and financial services	162	120	455	378
Brokerage income	112	95	286	448
Rental income	6	25	17	86
Net gain (loss) on sales of securities	--	116	(67)	167
Other	210	261	894	1,280
Total noninterest income	$ 5,712	$ 5,598	$ 19,420	$ 17,660

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 5,525	$ 6,021	$ 16,664	$ 16,194
Occupancy	759	718	2,234	1,973
Professional services	582	417	1,609	1,151
Depreciation and amortization	388	416	1,193	1,226
Office supplies, telephone and postage	344	381	1,062	1,052
Amortization of intangible assets	279	326	935	946
Marketing and promotion	245	244	725	783
FDIC and other assessments	57	51	167	153
Other	953	793	2,850	2,439
Total noninterest expense	$ 9,132	$ 9,367	$ 27,439	$ 25,917

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	2,932,588	2,839,309	3,054,125	2,796,901
Incremental shares from assumed conversion of options and contingent shares	59,696	88,167	50,829	90,706
Adjusted weighted average shares (b)	2,992,284	2,927,476	3,104,954	2,887,607

(a) Denominator for Basic Earnings Per Common Share

(b) Denominator for Diluted Earnings per Common Share